Exhibit 19.1

Insider Trading Policy

Board Approval Date	April 16, 2024

Individual Responsible	EVP/CFO
For maintaining/ Updating Policy

POLICY FOR DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

OF OAK VALLEY BANCORP

WITH RESPECT TO THE TRADING OF ITS SECURITIES

DISCLOSURE REQUIREMENTS AND GUIDELINES

Introduction.

This Policy for Directors, Executive Officers and Employees of Oak Valley Bancorp ("Bancorp" or “us”) with Respect to the Trading of its Securities (the “Policy”) describes the standards set forth by Bancorp on the trading of its securities and regarding the treatment of its confidential information. As directors, executive officers and other individuals (including employees) of Bancorp may, in the course of performing their duties, come into possession of information regarding Bancorp, which is not generally available to the investing public, this Policy exists to assist those individuals with complying with the federal securities laws. This Policy provides an overview of basic principles and suggests those areas in which you need to proceed with care. You should make a habit of consulting this Policy before trading in any Bancorp securities.

Applicability.

1.    Persons Subject.

This Policy applies to all employees and officers of Bancorp and to all members of Bancorp’s board of directors (collectively, “Insiders”). Bancorp may also determine that other persons should be subject to this Policy.

A.    Family Members. This Policy also applies to (i) family members who reside with an Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws); (ii) anyone else who lives in an Insider’s household; and (iii) any family members who do not live with an Insider but whose transactions in Bancorp’s securities are directed by the Insider or are subject to the Insider’s influence or control.

B.    Entitles Controlled. This Policy also applies to any entities that an Insider influences or controls.

2.    Transactions Subject.

This Policy applies to all trading, sales and bona fide gifts in (i) Bancorp’s securities, including common stock, options and any other securities that Bancorp may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of Bancorp’s securities, whether or not issued by Bancorp and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained while working for Bancorp.

Statement of Policy.

1.

Material, non-public information may not be disclosed to anyone, including friends, relatives or acquaintances, except for Bancorp personnel who have a clear right to know the information in order to fulfill their responsibilities.

2.	Insiders or persons affiliated with Insiders may not sell, purchase, or offer to purchase or sell, in Bancorp's securities when in possession of material non-public information.

3.	Insiders may not advise others to sell, purchase, or offer to purchase or sell Bancorp's securities when in possession of material non-public information.

4.

No Insiders may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with Bancorp.

5.	Insiders must “pre-clear” all transactions in accordance with the procedures set forth in this Policy.

The Consequences.

1.	Insider Trading Liability (Civil). A consequence of violating these provisions is that such transactions may give rise to private lawsuits for damages.

2.	Insider Trading Liability (Criminal). An Insider who violates can be sentenced to a substantial jail term (which may be up to 20 years) and be required to pay a criminal penalty.

3.

Tippers. A Insider who “tips” others may also be liable for transactions by the third-party “tippees” to whom he or she has disclosed material nonpublic information (including, for example, relatives, friends, investment analysts and brokerage accounts). Tippers can be subject to the same penalties and sanctions as the tippees.

4.	Bancorp. Liability may be imposed upon Bancorp and its supervising personnel if they fail to take steps to prevent prohibited insider trading.

5.

Material Misrepresentations or Omissions Liability. Similarly, participation (or acquiescence) by Bancorp or by an executive officer, director or other individual in a material misrepresentation or failure to disclose may subject Bancorp or any such individual to liability for civil or criminal penalties.

6.	Bancorp-Imposed Penalties: Insiders who violate this Policy, independent of any governmental action or penalty, may be subject to disciplinary action by Bancorp, including dismissal for cause.

Recognizing Material Nonpublic Information.

1.	What is “Material?”

Material information is information that could be expected to affect the investment decision of a reasonable investor or to alter significantly the market price of the stock.

Obviously it is very difficult to define materiality, and the facts in each case must be carefully weighed. Furthermore, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions or activities have the benefit of hindsight. Some examples of information that ordinarily would be regarded as material are:

●	significant changes in prospects;

●	significant write-downs in assets or increases in reserves;

●	liquidity problems;

●	major changes in management or the board of directors;

●	major changes in accounting methods or policies;

●	cybersecurity risks and incidents, including vulnerabilities and breaches;

●	offerings of Bancorp’s securities; and

●	developments regarding significant litigation or government agency investigations.

2.	What is "Non-Public" Information?

Information is not public until it has (1) been disclosed broadly to the marketplace and (2) the public had time to absorb the information.

A.    Broadly: Information should be considered non-public if it has not been disseminated in Bancorp's annual or periodic reports to shareholders, has not been disseminated in Bancorp's quarterly call report, has not been the subject of a prior widely disseminated press release intended for and made available to the public, or has not been widely reported in the media, market letters, statistical services or the like. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes.

B.    Absorbed: As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, Bancorp were to make an announcement on a Monday, you should not trade until Thursday.

If you are ever unsure whether information is material or non-public, you should consult Mr. Gall before making any decision to disclose such information or to trade in or recommend securities to which that information relates and assume that the information is material.

Compliance Officer.

Bancorp has designated Jeff Gall to be responsible for monitoring and coordinating its disclosure and this Policy ("Disclosure and Insider Trading Compliance Officer"). Any release of information on behalf of Bancorp should be reviewed by him prior to publication, to insure that disclosure is appropriate and adequate.

In addition, outside requests and questions from analysts, the press and the general public should routinely be directed to Mr. Gall. It is assumed that virtually all questions raised can be directed to him.

Practical Do’s and Don’ts .

1.    You can discuss or explain, without being concerned about "materiality," information that has been published and widely disseminated such as that contained in Bancorp's annual report to stockholders, quarterly call reports, proxy statements and press releases.

2.    You can discuss routine aspects of Bancorp's business involving its lines of business, employees, and customers, as necessary.

3.    You can discuss general banking industry and economic trends.

4.    You should not discuss, unless it has been publicly announced and widely disseminated in the media, any of the following:

●	Actual or projected earnings.

●

Any action or event which had or its likely to have a significant effect on the Bancorp's anticipated earnings or which may result in a special or extraordinary charge against earnings or reserves or any non-routine action or events.

5.    You should not discuss significant non-business matters affecting the market for the Bancorp's securities such as a forthcoming research recommendation by a major brokerage firm, listing or delisting of any of Bancorp's securities, or the intention by any party to buy or sell securities of Bancorp.

Exceptions.

The trading restrictions of this Policy does not apply to the following, if applicable:

1.    Bancorp’s 401(k) Plan. Investing 401(k) plan contributions in a Bancorp stock fund in accordance with the terms of Bancorp’s 401(k) plan. However, any changes in your investment election regarding Bancorp’s stock are subject to trading restrictions under this Policy.

2.    Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) allows Covered Insiders (set forth below) to purchase or sell securities even when in possession of material nonpublic information, pursuant to a pre-existing written plan, contract, instruction, or arrangement. The Rule 10b5-1 trading plan must include the following:

A.    Company Approval. The Disclosure and Insider Trading Compliance Officer must review and approve any such Rule 10b5-1 trading plan (“Trading Plan”) at least two weeks prior to its proposed effectiveness, as well as any proposed modifications to a Trading Plan at least two weeks prior to the effectiveness of any such modification. The acceptance by the Disclosure and Insider Trading Compliance Officer does not, however, mean that it automatically meets the requirements of Rule 10b5-1 or that persons adopting such Trading Plans will be insulated from insider trading liability.

B.    Adoption. At the time of adoption, the Covered Insider who is initiating the plan may not be aware of any material nonpublic information about Bancorp or its securities and must adopt the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-51, and the relevant Covered Insider must personally certify, via representations in the Trading Plan, as such.

C.    No Subsequent Influence. The Trading Plan must either (1) specify the amount of securities to be purchased or sold, the number of shares, the prices and dates of transactions or (2) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold, the number of shares, the prices and/or dates of transactions or (3) give a third-party, who is without any material nonpublic information, the discretion to execute sales while prohibiting the Covered Insider from exercising any subsequent influence.

D.    Single Trade Plans. The Trading Plan meets the twelve-month limitation on single transaction plans set forth in Rule 10b5-1, subject to certain exceptions (i.e., to permit sell-to-cover plans);

E.    Duration. The Trading Plan has a minimum duration of 6 months and maximum duration of 18 months;

F.    One Plan at a Time. No one may adopt more than one Trading Plan at a time, except as specifically permitted by Rule 10b5-1; and

G.    Cooling-Off Period. No trades may occur until the expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of Bancorp’s financial results in a Form 10-Q or 10-K for the quarter in which the 10b5-1 plan was adopted. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan.

Although Trading Plans may help insiders avoid trading on the basis of material nonpublic information, they do not eliminate the requirements and prohibitions contained in other relevant securities laws.

Trading Guidelines.

Investment by Insiders in Bancorp's stock is generally desirable and not to be discouraged. However, such investments should be made with extreme caution, and with recognition of the legal prohibitions against the use by Insiders of confidential information for their own profit. The following are guidelines to aid Insiders in determining when trading in Bancorp's stock is appropriate (which includes, but is not limited to, the purchase and sale of stock and the exercise of options, warrants, and puts and calls).

1.    Pre-Clearance. You should not trade until notifying the Disclosure and Insider Trading Compliance Officer of your intent to do so and until receiving pre-clearance of the proposed transaction from the Disclosure and Insider Trading Compliance Officer. This will allow the Disclosure and Insider Trading Compliance Officer to make sure there is an open trading window (see below) and that there is no undisclosed material inside information.

2.    Knowledge: You should not trade if you have knowledge of material information about the Bancorp which has not been made widely available to the investing public. Refer to definitions above.

3.    Blackout Periods: Covered Insiders (meaning those individuals designated by the Disclosure and Insider Trading Compliance Officer) should not trade during blackout periods as defined below.

A.    Quarterly Blackout Periods. You may trade only if the trading window is open. The trading window is normally open during the period commencing two full business days after Bancorp’s financial results are publicly disclosed in the press release and ending on the first day of the last month of the fiscal quarter (and no new major undisclosed developments occur within that period); and

●

Prior to trading after the opening of the quarterly blackout period, you must contact the Disclosure and Insider Trading Compliance Officer to determine if there are any important developments pending which need to be made public before you could properly participate in the market.

B.    Other Blackout Periods. From time to time, other types of material nonpublic information regarding Bancorp (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, Bancorp may impose special blackout periods during which Covered Insiders are prohibited from trading in Bancorp’s securities. If Bancorp imposes a special blackout period, it will notify the Covered Insiders affected.

No Private Transactions.

The actions of Bancorp's directors and management reflect directly upon Bancorp. For this reason, and to avoid the potential for liability, all purchases and sales of Bancorp's securities should be conducted through a registered broker-dealer. This will serve as protection from accusations that the party on the other side of the trade did not know the value of Bancorp's securities when buying from or selling to a member of Bancorp's Board of Directors or management.

This policy does not prohibit the transfer of the Bancorp's securities to or from immediate family members as part of tax or estate planning, or transactions that qualify for safe harbor protection under Rule 10b-5(1).

Other Transactions Prohibited.

1.    Short Sales. Covered Insiders may not sell Bancorp’s securities short and must follow the applicable rules against short sales in Section 16(c) of the Securities Exchange Act of 1934, as amended.

2.    Short-term trading. Covered Insiders who purchase Bancorp’s securities may not sell any Bancorp securities of the same class for at least six months after the purchase.

3.    Hedging. Covered Insiders may not enter into hedging or monetization transactions or similar arrangements with respect Bancorp’s securities.

4.    Trading on margin or pledging. Covered Insiders may not hold Bancorp’s securities in a margin account or pledge Bancorp’s securities as collateral for a loan

Acknowledgment and Certification

All Insiders are required to sign the attached acknowledgment and certification.

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You are personally responsible for ensuring that you do not engage in prohibited insider trading. You are also personally responsible for ensuring that your family members, other members of your household do not engage in prohibited insider trading. You should refer to Policy before any transaction, use good judgment and seek guidance whenever you are in doubt.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of this Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date:

**Digitally Signed by each Covered Insider (EVPs & Directors)